CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to us in this Registration Statement on Form N-1A (the “Registration Statement”) for the T. Rowe Price Capital Appreciation & Income Fund, Inc. We also consent to the use in this Registration Statement of our report dated August 17, 2017, relating to the financial statements of T. Rowe Price Capital Appreciation & Income Fund, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
August 29, 2017